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                                  Exhibit 5.1

            (Letterhead of Ballard Spahr Andrews & Ingersoll, LLP)

                               January 12, 1999

VIA EDGAR

The Ashton Technology Group
1900 Market Street, Suite 701
Philadelphia, PA 19103

         Re:  The Ashton Technology Group, Inc.
              Registration Statement on Form S-3 dated January 12, 1999
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Ladies and Gentlemen:

         You have requested our opinion regarding the validity of the issuance of shares of The Ashton Technology Group, Inc. (the "Company") Common Stock covered by the above-referenced Registration Statement on Form S-3 (the "Registration Statement"). These shares include: (i) 347,000 shares issuable
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upon the conversion of outstanding Series D Convertible Preferred Stock; (ii)
307,000 shares issuable upon the conversion of outstanding Series E Convertible
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Preferred Stock; and (vi) 3,080,000 shares issuable upon the exercise of certain
                          ---------
Put Rights by the Company.

         In our opinion the 654,000 shares of Common Stock issuable upon
                            -------
conversion of the Series D and Series E Convertible Preferred Stock and the 3,080,000 shares of Common Stock issuable upon exercise of the Put Rights, when
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issued in accordance with the terms of the Convertible Preferred Stock and Put
Rights, as the case may be, will be duly and validly issued by the Company, fully paid and non-assessable.

         We hereby consent to the inclusion of this opinion in the Registration Statement, including any amendments thereto, and to the reference to this firm in the Registration Statement under the section entitled "Legal Matters."


                                   Very truly yours,